Exhibit 15.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Sinovac Biotech Ltd. on Form S-8 (FILE NO. 333-161827) and Form S-8 (FILE NO. 333-190980) of our report dated April 22, 2021, with respect to our audits of the consolidated financial statements of Sinovac Biotech Ltd. as of December 31, 2020 and 2019 and for the three years ended December 31, 2020 and our report dated April 22, 2021 with respect to our audit of internal control over financial reporting of Sinovac Biotech Ltd. as of December 31, 2020 appearing in the Annual Report on Form 20-F of Sinovac Biotech Ltd. for the year ended December 31, 2020.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

Beijing, China

April 22, 2021